September 22, 2003

News Release

Source: Enxnet, Inc.

EnXnet, Inc. Announces Press Release by its Marketing Associate

Tulsa, Okla - (BUSINESS WIRE) - September 22, 2003 - EnXnet, Inc. (OTCBB:EXNT - news) EnXnet, Inc. has announced today the following press release by its marketing associate OneDisc Technologies and One Disc's customer Orlando Jones and Dallas Austin for the use of EnXnet's Hybrid Disc Technology, DVDPlus 2.0. EnXnet's DVDPlus consists of a DVD (Digital Versatile Disc) optical disc format on one side and a CD (Compact Disc) on the other. By using EnXnet's DVDPlus 2.0 Disc, the Motion Picture industry is now able to put a movie on one side and its music sound track on the other side of the same disc. This will allow movie and music consumers to be able to experience CD audio in their car and view a movie or music videos on their DVD player.

The press release ran as follows:

Dallas based, OneDisc Technologies, is proud to announce the production of Orlando Jones' (The Orlando Jones Show, Drumline, Evolution, Time Machine, MADTV) and Grammy award winning Producer, Dallas Austin's (Drumline, Madonna, Michael Jackson, TLC, and Bjork producer), "The Adventures of Chico & Guapo" on OneDisc J.

OneDisc J is powered by DVD Plus 2.0 technology and has the unique feature of combining two distinct formats of content distribution on one disc, a DVD (digital versatile disc) on one side and a CD (compact disc) on the other.

Born on The Orlando Jones Show, Chico & Guapo are breaking out of the box and bringing home their irreverent style of humor on the DVD side of the new "The Adventures of Chico & Guapo"OneDiscJ.

The animated duo, are urban misfits who work as custodial engineers at an old school NYC recording studio. Featuring janitors, pop stars, disco divas and a flatulent secretary, the situations converge for a hilarious mix of plotlines and antics, set the musical genius that is Dallas Austin's signature. Bringing together the Voice Talents of Orlando Jones, P.J. Pesce, Paul D'Acri, and Hip-Hop icon, Heavy D, "The Adventures of Chico & Guapo" on OneDiscJ boasts 23 FUN-ked up, animated episodes along with a powerful, full-length soundtrack on the CD side produced by Dallas Austin.

At the age of 28, Dallas Austin's, list of credits, encompass a list of legends. Dallas has collaborated with Aretha Franklin, George Clinton, Michael Jackson, Madonna, TLC, Monica, Grace Jones, Usher, Brand New Heavies, Johnny Gill, Fishbone, Underworld, DJ Jazzy Jeff & the Fresh Prince, and Pink to name a few. His contribution on the "Chico & Guapo OneDiscJ reads like a who's who of new music including; Dallas Austin himself, DJ Ruckus, Dyer, Jasper Cameron and Mickki James to name a few.

"This is the perfect blend of non-pc comedy, killer music, and groundbreaking animation and technology." Says feature film star, comedian and writer Orlando Jones. "Much like my late-night TV show, we are breaking the traditional format and kicking out great comedy and the best variety of new music around."

"We love working with visionaries period. Orlando and Dallas embody the quintessential visionary spirit," says OneDisc President James Wilson. "This is the Latino version of Southpark meets the Parkers with a bangin' soundtrack."

This release may include forward-looking statements from the company that may or may note materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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Contact:

Ryan Corley
EnXnet, Inc.
1723 S. Boston Ave.
Tulsa, OK 74119
918-592-0015
Fax: 918-592-0016

investor@enxnet.com